Exhibit 15





              August 4, 1995




              First Commerce Corporation:

              We are aware that First Commerce Corporation has incorporated by reference in its Registration Statement its Form 10-Q for the quarter ended March 31, 1995, which includes our report dated April 13, 1995, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1993, those reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

              Very truly yours,

              /s/ Arthur Andersen LLP